Exhibit 99.1

For more information contact:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski
Phone: (716) 805-1599, ext. 159	Kei Advisors LLC
Fax: (716) 805-1286	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports 15.8% Increase in Sales and 13.3% Growth
in Net Income in the Second Quarter of 2008
•	Second quarter 2008 diluted earnings per share was $0.60, up 13.2%
•	Second quarter 2008 sales reached record $47.9 million
•	Full-year revenue guidance increased from $170 million to $175 to $185 million
EAST AURORA, NY, August 1, 2008 — Astronics Corporation (NASDAQ: ATRO), a trusted leader in innovative, high performance lighting, power generation, control and distribution systems for the global aerospace industry, today reported sales of $47.9 million in the second quarter of 2008, which ended June 28, 2008, a 15.8% increase compared with sales of $41.4 million in the second quarter of 2007. Net income grew 13.3% to $5.1 million compared with $4.5 million in the same period the prior year. On a diluted per share basis, net income increased 13.2% to $0.60 in the 2008 second quarter from $0.53 in the prior year’s second quarter.
Strong sales of airframe power, exterior and cockpit lighting to the military and business jet sectors drove the quarter-over-quarter increase in sales, while sales of cabin electronics for commercial transports remained relatively flat. Sales to the business jet market increased 55% to $10.2 million in the second quarter of 2008 compared with $6.6 million in the second quarter of 2007 driven by higher aircraft build rates and incremental content on new aircraft. Military sales were up 32% to $8.9 million compared with $6.8 million in the second quarter of 2007 as volume related to both new build aircraft and military spares increased. Sales to the commercial transport market were $28.5 million in the second quarter of 2008, a 3% increase compared with $27.7 million in the second quarter of 2007.
Peter J. Gundermann, President and Chief Executive Officer of Astronics, commented, “While we set an all-time record for shipments in the quarter, the level of orders received was even stronger,

- MORE  -

allowing us to raise our revenue forecast for the year to $175 to $185 million. Despite well publicized macro-economic challenges, demand for our products has remained very strong.”
Operating Results
Gross profit was $12.1 million, or 25.3% of sales, in the second quarter of 2008 compared with $11.4 million, or 27.6% of sales, in the second quarter of 2007. Higher gross profit on an absolute basis was a result of operating leverage gained on the higher sales volume, while the reduction in margin percentage reflects higher engineering and development (E&D) spending in the quarter, increased infrastructure cost related to the Company’s growth and product mix. E&D expense, which is included in cost of goods sold, was $5.8 million in the second quarter of 2008 compared with $3.6 million in the same period the prior year. E&D expense is expected to be approximately $20 million to $22 million for 2008. The Company invests in E&D as it has opportunities to develop product for new aircraft in the design phase and to advance the technologies of its current products for customers.
Selling, general and administrative (SG&A) expense was $4.3 million, or 9.0% of sales, in the second quarter of 2008, down slightly compared with $4.4 million, or 10.6% of sales, in the same period the prior year. The operating margin for the second quarter of 2008 was 16.3% compared with 17.0% in the same period the prior year as a result of the lower gross margin somewhat offset by operating leverage gained on the SG&A expenses.
Mr. Gundermann noted, “Over the last several years, we have successfully increased the amount of content value we can offer new aircraft platforms. This is driving much of our growth today. Importantly, we continue to invest in engineering and development to develop the products of tomorrow, so we are included in the aircraft of the future. The investments we make now on new products and platforms, which may not enter into production for several years, will be the foundation of our future growth.”
Six-Month Review
For the first six months of 2008, sales were $89.0 million, a 5.6% increase compared with $84.2 million in the first half of 2007. Gross margin was 23.2% for the first six months of 2008 compared with 27.4% in the same period the prior year down primarily due to higher E&D expense, product mix and increased infrastructure costs. E&D expense for the first six months of 2008 was $10.9 million compared with $7.2 million in the first half of 2007.
SG&A expense was $8.5 million, or 9.6% of sales, in the first six months of 2008 compared with $8.7 million, or 10.3% of sales, in the same period the prior year reflecting greater leverage on the higher sales volume. Operating margin for the first half of 2008 was 13.6%, a decrease compared with 17.1% in the first half of 2007 reflecting lower gross margins.
Net income for the first six months of 2008 was $7.8 million, or $0.91 per diluted share, compared with $9.2 million, or $1.08 per diluted share, in the same period the prior year.
Liquidity and Capital Expenditures
Cash and cash equivalents were $2.2 million at June 28, 2008 compared with $2.8 million at December 31, 2007. The Company has a $60 million line of credit of which $57 million was available at the end of the second quarter.
Capital expenditures in the second quarter of 2008 were $1.1 million compared with $2.9 million in the second quarter of 2007. For the six-month periods, capital expenditures were $2.1 million and $5.9 million in 2008 and 2007, respectively. Higher expenditures in 2007 reflected the Company’s

- MORE  -

investment in machinery and equipment to increase production capabilities and support facility expansions. Capital expenditures are expected to be approximately $6 million to $8 million for 2008.
Outlook
Orders in the second quarter of 2008 were $52.4 million, a 35.3% increase compared with orders of $38.7 million in the second quarter of 2007, and were also up 14.3% compared with the first quarter of 2008. At June 28, 2008, record backlog was $101.6 million, up from backlog of $94.3 million at the end of the second quarter of 2007 and $97.1 million at the end of the first quarter of 2008.
Mr. Gundermann concluded, “Concerns about the impact of expensive oil and weakening economic conditions on the aerospace industry are well documented. While these threats are certainly real, we continue to see strong business conditions across our customer base. Most aircraft manufacturers have backlogs that will last many years, and the pockets of weakness that exist are more than offset by strong demand elsewhere. We expect the rest of 2008 to be very good for Astronics.”
Second Quarter 2008 Webcast and Conference Call
The Company will host a teleconference at 11 a.m. ET today. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed the following ways:
•	The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
•	The teleconference can be accessed by dialing (201) 689-8562 and requesting conference ID number 290454 approximately 5 - 10 minutes prior to the call.
To listen to the archived call:
•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.
•	A replay can also be heard by calling (201) 612-7415 and referencing account number 3055 and conference ID number 290454.
The telephonic replay will be available from 2 p.m. ET the day of the call through 11:59 p.m. ET on August 8, 2008.
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a trusted leader in innovative, high performance lighting, power generation, control and distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.
For more information on Astronics and its products, visit its website at www.Astronics.com.
Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.

- MORE  -

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)
(in thousands except per share data)

	Three months ended		Six months ended
	6/28/2008	6/30/2007	6/28/2008	6/30/2007

Sales	$47,889	$41,368	$88,978	$84,243
Cost of products sold	35,766	29,933	68,356	61,158

Gross profit	12,123	11,435	20,622	23,085
Gross margin	25.3%	27.6%	23.2%	27.4%
Selling general and administrative	4,313	4,404	8,522	8,680

Income from operations	7,810	7,031	12,100	14,405
Operating margin	16.3%	17.0%	13.6%	17.1%
Interest expense, net	167	380	372	676
Other (income) expense	(2)	(3)	13	(11)

Income before tax	7,645	6,654	11,715	13,740
Income taxes	2,529	2,153	3,952	4,544

Net Income	$5,116	$4,501	$7,763	$9,196

Basic earnings per share:	$0.63	$0.56	$0.95	$1.14
Diluted earnings per share:	$0.60	$0.53	$0.91	$1.08

Weighted average diluted shares outstanding	8,493	8,535	8,543	8,494

Capital Expenditures	$1,119	$2,872	$2,130	$5,917
Depreciation and Amortization	$1,009	$801	$2,009	$1,571

ASTRONICS CORPORATION
ORDERS AND BACKLOG TREND
($, in thousands)

	2007					2008
	Q1 2007	Q2 2007	Q3 2007	Q4 2007	Twelve Months	Q1 2008	Q2 2008
	3/31/07	6/30/07	9/29/07	12/31/07	12/31/07	3/29/08	6/28/08
Sales	$42,875	$41,368	$37,724	$36,273	$158,240	$41,089	$47,889

Net Income	$4,695	$4,501	$4,126	$2,069	$15,391	$2,647	$5,116

Orders	$40,351	$38,711	$33,347	$38,712	$151,121	$45,830	$52,386

Backlog	$97,003	$94,346	$89,969	$92,408	$92,408	$97,149	$101,646

Book:Bill	0.94	0.94	0.88	1.07	0.96	1.12	1.09

- MORE  -

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(unaudited)
(in thousands)

	6/28/2008	12/31/2007

ASSETS:
Cash and cash equivalents	$2,227	$2,818
Accounts receivable	29,567	20,720
Inventories	37,645	36,920
Other current assets	2,970	3,563
Property, plant and equipment, net	30,433	30,083
Other assets	9,279	10,017

Total Assets	$112,121	$104,121

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$948	$951
Note payable	3,000	7,300
Accounts payable and accrued expenses	27,858	23,670
Long-term debt	14,175	14,684
Other liabilities	8,284	8,284
Shareholders’ equity	57,856	49,232

Total liabilities and shareholders’ equity	$112,121	$104,121

- MORE  -

ASTRONICS CORPORATION
SALES BY MARKET
($, in thousands)

	Three Months Ended			Six Months Ended
			%			%	2008
	6/28/2008	6/30/2007	change	6/28/2008	6/30/2007	change	YTD %

Commercial Transport	$28,488	$27,717	3%	$52,108	$56,317	-7%	58%
Military	8,910	6,766	32%	16,669	12,964	29%	19%
Business Jet	10,200	6,575	55%	19,635	14,327	37%	22%
Other	291	310	-6%	566	635	-11%	1%

Total	$47,889	$41,368	16%	$88,978	$84,243	6%	100%

ASTRONICS CORPORATION
SALES BY PRODUCT
($, in thousands)

	Three Months Ended			Six Months Ended
			%			%	2008
	6/28/2008	6/30/2007	change	6/28/2008	6/30/2007	change	YTD %

Cabin Electronics	$23,395	$24,220	-3%	$42,870	$46,752	-8%	48%
Cockpit Lighting	11,785	8,939	32%	22,990	17,013	35%	26%
Airframe Power	7,143	3,663	95%	12,324	11,283	9%	14%
Exterior Lighting	3,002	1,830	64%	5,818	4,085	42%	6%
Cabin Lighting	2,273	2,406	-6%	4,410	4,475	-1%	5%
Other	291	310	-6%	566	635	-11%	1%

Total	$47,889	$41,368	16%	$88,978	$84,243	6%	100%

- END  -